Exhibit 99.6

CONSENT OF ANGUS R. FREW

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of GSL Holdings, Inc. in Amendment No. 3 to the Joint Proxy/Registration Statement on Form F-4 of GSL Holdings, Inc. dated July 3, 2008 and any amendments thereto.

Signature

/s/ Angus R. Frew

Name: Angus R. Frew

Dated: July 3, 2008